Exhibit 10.2

EDISON INTERNATIONAL
2008 EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and Restated Effective
December 9, 2015
(as amended)

PREAMBLE
The purpose of this Plan is to provide Eligible Employees of participating Affiliates with the opportunity to defer payment and taxation of some elements of their compensation.
This Plan applies to amounts arising from deferrals of compensation earned or determined after December 31, 2004 and to amounts that vested after December 31, 2004, and is intended to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder.
ARTICLE 1
DEFINITIONS
Capitalized terms in the text of the Plan are defined as follows:
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.
Beneficiary means the person or persons or entity designated as such in accordance with Article 7 of the Plan.
Board means the Board of Directors of EIX.
Bonus means the dollar amount of bonus awarded by the Employer to the Participant pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan, or a successor plan governing annual executive bonuses, before reductions for deferrals under the Plan, provided such award constitutes “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e).
Change in Control means a Change in Control of EIX as defined in the Severance Plan.
Code means the Internal Revenue Code of 1986, as amended.
Contingent Event means the Participant’s Disability or death while employed by an Affiliate or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.
Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 5.2.

Crediting Rate means the rate at which interest will be credited to Deferral Accounts. The rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding November 1st of the prior year. Effective with calendar year 2015, the rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding September 1st of the prior year. EIX reserves the right to prospectively change the definition of Crediting Rate.
Deferral Account means the notional account established for record keeping purposes for a Participant pursuant to Article 4 of the Plan.
Deferral Election means the Participant's election to defer amounts under the Plan. Deferral Elections shall be made on a form and in a manner prescribed by the Administrator, which may include electronic elections.
Deferral Period means the Plan Year covered by a valid Deferral Election previously submitted by a Participant, or in the case of a newly eligible Participant, the balance of the Plan Year following the date of the Deferral Election.
Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.
Dividend Equivalent means an amount equal to the dividend declared by the Board on one share of EIX common stock for any calendar quarter.
EIX means Edison International.
Eligible Employee means an Executive of an Affiliate, who (i) is a U.S. employee or an expatriate who is based and paid in the U.S., (ii) is designated by the Administrator as eligible to participate in the Plan (subject to the restriction in Section 8.2 of the Plan), and (iii) qualifies as a member of a "select group of management or highly compensated employees" under ERISA.1
Employer means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Participant and benefits means the Affiliate employing the Participant upon the Participant’s Separation from Service (or, as to any distribution of any benefit under the Plan prior to the Participant’s Separation from Service, the Affiliate employing the Participant at the time of such distribution).
ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.
Effective December 31, 2013, no EME Participant shall be an “Eligible Employee” under this Plan, provided, however, that any deferral election previously made by an EME Participant with respect to 2011 or 2012 performance share awards granted by EIX shall be given continuing effect for purposes of this Plan. For purposes of clarity, no prior salary deferral election made by an EME Participant under this Plan shall be given continuing effect. For these purposes, EME’s employees, EME’s former employees, and their respective beneficiaries are collectively referred to as “EME Participants,” and “EME” refers to Edison Mission Energy and its subsidiaries.

Executive means an employee of an Affiliate who is designated an Executive by the CEO of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board.
Executive Salary Deferral means the percentage deferred from Salary under this Plan. The Executive Salary Deferral is subtracted from Salary before Savings Plan contributions are calculated.
Matching Credits means the credits added to the Participant's Deferral Account under Article 3.
Matching Base means the amount of the Executive Salary Deferral plus the amount, if any, by which the Participant’s Salary in a calendar year minus the Executive Salary Deferral for that calendar year exceeds the Code Section 401(a)(17) compensation limit.
Participant means an Eligible Employee who has completed a Deferral Election with respect to future payments pursuant to Article 2 of the Plan, or an employee or former employee who has a Deferral Account balance.
Payment Event as to a Participant means the Participant’s Separation from Service for any reason other than death or Disability.
Payment Election means a Primary Payment Election or a Contingent Payment Election, or a payment election pursuant to Section 5.1.1, as the case may be, subject to change pursuant to Section 5.3. Payment Elections shall be made on a form and in a manner prescribed by the Administrator, or its delegate, which may include electronic elections.
Plan means the EIX 2008 Executive Deferred Compensation Plan.
Plan Year means the calendar year.
Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 5.1.
Qualifying Award means an award granted to an Eligible Employee under the EIX Management Long-Term Incentive Compensation Plan, the EIX Officer Long-Term Incentive Compensation Plan, the EIX Equity Compensation Plan, or the EIX 2007 Performance Incentive Plan, other than an EIX nonqualified stock option, and evidenced in writing that provides (or is amended to provide) that the award may be deferred under this Plan.
Retirement means a Separation from Service under terms constituting a retirement for purposes of the EIX 2008 Executive Retirement Plan.
Salary means the Participant's basic pay from the Employer (excluding Bonuses, Special Awards, commissions, severance pay, and other non-regular forms of compensation) before reductions for deferrals under the Plan or the Savings Plan. Notwithstanding the foregoing, the Administrator, or its delegate, may prescribe a different definition of Salary for a Plan Year (or part thereof) if such definition is set forth in the form or instructions for the Deferral Election for such Plan Year.
Savings Plan means the Edison 401(k) Savings Plan.
Separation from Service occurs when a Participant dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Severance Plan means the EIX 2008 Executive Severance Plan (or any similar successor plan).
Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i).
Special Award means an award other than Salary, Bonus or a Qualifying Award that is payable in cash at a future date.
Specified Employee means a Participant who is designated as an elected Vice President or above by the Administrator, using the identification date and methods determined by the Administrator.
Termination of Employment means the voluntary or involuntary Separation from Service for any reason other than Retirement or death.
Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
Valuation Date means the last day of the month in which the final day of employment falls prior to Separation from Service, unless distribution is scheduled or required to commence on a date other than the first day of the month following Separation from Service, in which latter case Valuation Date means the day before distribution is scheduled or required to commence.
Years of Service. Years of vesting service credited under the terms of the EIX 2008 Executive Retirement Plan.
ARTICLE 2
DEFERRAL ELECTIONS

2.1	Elections
(a)    Salary. An Eligible Employee may elect to defer Salary under the Plan by submitting a Salary Deferral Election to the Administrator specifying the whole percentage of Salary to be deferred prior to the beginning of the Plan Year during which the Eligible Employee performs the services for which such Salary is to be earned. The maximum Salary Deferral is 75% of Salary (or such other amount as prescribed by the Administrator and set forth in the form or instructions for the applicable Salary Deferral Election).
Once made, a Salary Deferral Election (except as provided below and in Section 2.1(f); including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Salary Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period. Notwithstanding any provisions of Section 5.1.1 to the contrary, if a Participant who has a Primary Payment Election in effect with respect to Salary deferrals for the 2018 Plan Year (including a deemed election) does not make a new Payment Election for Salary deferrals for the 2019 Plan

Year, then the preceding sentence and the payment rules of Sections 5.1 and 5.2 shall continue to apply to such Participant; as a result, the Primary Payment Election and the Contingent Payment Election for Salary deferrals for the 2018 Plan Year (including deemed elections) shall apply for Salary deferrals for the 2019 Plan Year and for subsequent Plan Years unless prior to a subsequent Plan Year the Participant timely submits a new Payment Election for the subsequent Plan Year.
Effective with the final payroll period in 2014, Salary paid solely for services performed during a payroll period (as described in Section 3401(b) of the Code) that includes the last day of a Plan Year, and for which payment is made in the immediately following Plan Year, shall be treated for purposes of this Plan as compensation for services performed in the Plan Year in which the payment is made.
(b)    Bonus. An Eligible Employee may elect to defer a portion of his or her Bonus (up to the maximum noted below) by submitting a Bonus Deferral Election to the Administrator prior to the date that is six months before the end of the performance period and in no event later than the date the Bonus has become readily ascertainable. Notwithstanding the foregoing, either generally or as to a particular Bonus, the Administrator may, but need not, require that Bonus Deferral Elections be submitted to the Administrator prior to the beginning of the Plan Year during which the Eligible Employee performs the services for which such Bonus is to be earned. The maximum Bonus Deferral is: 100% of Bonus if the Plan Year for which such Bonus is to be earned is the 2018 Plan Year or an earlier Plan Year; or 85% of Bonus (or such other amount as prescribed by the Administrator and set forth in the form or instructions for the applicable Bonus Deferral Election) if the Plan Year for which such Bonus is to be earned is the 2019 Plan Year or a subsequent Plan Year.
Once made, a Bonus Deferral Election (except as provided below and in Section 2.1(f); including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Bonus Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period. Notwithstanding any provisions of this Section 2.1(b) to the contrary, if a Participant who has a Deferral Election to defer 100% of Bonus, net of taxes, for the 2018 Plan Year does not make a new Deferral Election for Bonus deferrals for the 2019 Plan Year, then the Participant’s Deferral Election for the 2019 Plan Year shall be to defer 85% of Bonus for the 2019 Plan Year. Notwithstanding any provisions of Section 5.1.1 to the contrary, if a Participant who has a Primary Payment Election in effect with respect to Bonus deferrals for the 2018 Plan Year (including a deemed election) does not make a new Payment Election for Bonus deferrals for the 2019 Plan Year, then the first sentence of this paragraph and the payment rules of Sections 5.1 and 5.2 shall continue to apply to such Participant; as a result, the Primary Payment Election and the Contingent Payment Election for Bonus deferrals for the 2018 Plan Year (including deemed elections) shall apply for Bonus deferrals for the 2019 Plan Year and for subsequent Plan Years unless prior to a subsequent Plan Year the Participant timely submits a new Payment Election for the subsequent Plan Year.
(c)    Initial Eligibility. Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election for the deferral of Salary or Bonus, provided that such Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Any Salary Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee and shall apply to Salary earned for services performed after the election is submitted to the Administrator. If the employee first becomes an Eligible Employee prior to establishment of the performance criteria for a Bonus, the Eligible Employee may make the Bonus Deferral Election prior to the date that is six months before the end of the performance period but not later than the date the Bonus has become readily ascertainable. If the employee first becomes an Eligible Employee after establishment of the performance criteria or less than six months before the end of the Deferral Period, such Bonus Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee and shall apply to that portion of the Bonus earned during the Plan Year multiplied by the ratio of the number of days remaining in the calendar year after the election is submitted to the Administrator to the total number of days during the Plan Year that such Employee is employed by an Affiliate.
(d)    Qualifying Awards. An Eligible Employee may elect to defer payment of a portion of his or her Qualifying Awards (up to the Maximum Qualifying Award Deferral as defined below) by submitting a Qualifying Award Deferral Election to the Administrator specifying the whole percentage of his or her Qualifying Awards to be deferred. With respect to a Qualifying Award that was granted on or before December 31, 2012 with respect to a performance period scheduled to end on or after December 31, 2013, and that is “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), the Eligible Employee must submit his or her Qualifying Award Deferral Election to the Administrator not later than December 31, 2012. Otherwise, the Participant must submit his or her Qualifying Award Deferral Election to the Administrator prior to the beginning of the Plan Year in which such Qualifying Award is granted. The “Maximum Qualifying Award Deferral” is: 100% of the Qualifying Award if the Qualifying Award was granted in the 2018 Plan Year or an earlier Plan Year; or 85% of the Qualifying Award (or such other amount as prescribed by the Administrator and set forth in the form or instructions for the applicable Qualifying Award Deferral Election) if the Qualifying Award is granted in the 2019 Plan Year or a subsequent Plan Year.
In the circumstances provided in the next two sentences, the Administrator may, but need not, extend the applicable Qualifying Award Deferral Election deadlines either generally or as to a particular Qualifying Award.  With respect to any Qualifying Award that qualifies as “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), the Administrator may permit the Qualifying Award Deferral Election to be made prior to the date that is six months before the end of the performance period and in no event later than the date the Qualifying Award has become readily ascertainable. With respect to any Qualifying Award that is subject to a substantial risk of forfeiture at grant, the Administrator may permit the Qualifying Award Deferral Election to be made not more than thirty days following the date the Qualifying Award is granted, provided that the Deferral Election is not made later than the date that is twelve months before the Qualifying Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election for the deferral of a portion of his or her Qualifying

Awards (up to the Maximum Qualifying Award Deferral), provided that such Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Such Qualifying Award Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee. The Deferral Election shall apply to the entire specified portion of the Qualifying Award to which it relates if either (i) the Qualifying Award qualifies as “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), and the Qualifying Award Deferral Election is made prior to the establishment of performance criteria for the Qualifying Award and the date that is six months before the end of the performance period and in no event later than the date the Qualifying Award has become readily ascertainable, or (ii) the Qualifying Award is subject to a substantial risk of forfeiture at grant and the Qualifying Award Deferral Election is made not more than thirty days following the date the Qualifying Award is granted, provided that the Deferral Election is not made later than the date that is twelve months before the Qualifying Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5). If the preceding sentence does not apply, the Qualifying Award Deferral Election shall apply to that portion of the related Qualifying Award multiplied by the ratio of the number of days remaining in the applicable performance period (or the number of days remaining in the applicable service period if the Qualifying Award is not a performance-based vesting award) after the election is submitted to the Administrator to the total number of days during that performance period (or that service period, as the case may be) that such Employee is employed by an Affiliate.
The Qualifying Award remains subject to all applicable limitations as to the time or times during which it may become payable or the conditions for payment as provided in the terms and conditions of the Qualifying Award.
Once made, a Qualifying Award Deferral Election (except as provided below and in Section 2.1(f); including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Qualifying Award Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period; provided that a Deferral Election made prior to December 1, 2012 shall not be given effect as to any Qualifying Award to the extent that the Participant had the ability on or after December 1, 2012 to make a new Deferral Election as to that Qualifying Award. Notwithstanding any provisions of Section 5.1.1 to the contrary, if a Participant who has a Primary Payment Election in effect with respect to a Qualifying Award granted in the 2018 Plan Year (including a deemed election) does not make a new Payment Election for a Qualifying Award granted in the 2019 Plan Year, then the preceding sentence and the payment rules of Sections 5.1 and 5.2 shall continue to apply to such Participant; as a result, the Primary Payment Election and the Contingent Payment Election for the Qualifying Award granted in the 2018 Plan Year (including deemed elections) shall apply for the Qualifying Award granted in the 2019 Plan Year and for subsequent Plan Years unless prior to a subsequent Plan Year the Participant timely submits a new Payment Election for the subsequent Plan Year.
(e)    Special Awards. An Eligible Employee may elect to defer payment of a portion of his or her Special Awards (up to the maximum specified prescribed by the Administrator and set forth in the form or instructions for the applicable Special Award Deferral Election) by submitting a Special Award Deferral Election to the Administrator specifying the whole percentage of his or her Special Awards to be deferred. With respect to any Special Awards that are “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), the Eligible Employee must submit his or her Special Award Deferral Election to the Administrator prior to the date that is six months before the end of the performance period and in no event later than the date the Special Award has become readily ascertainable. With respect to any Special Awards that are not “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), the Eligible Employee must submit his or her Special Award Deferral Election to the Administrator either (i) in the case of a Special Award that is subject to a substantial risk of forfeiture at grant, within thirty days following the date the Special Award is granted, but in no event later than the date that is twelve months before the Special Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5), or (ii) otherwise, prior to the beginning of the Plan Year in which such Special Award is given.
An employee who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election for the deferral of some or all of his or her Special Awards, provided that such Eligible Employee has not previously become eligible to participate in this or any Similar Plan. Such Special Award Deferral Election must be made within thirty days after the date the employee becomes an Eligible Employee. The Deferral Election shall apply to the entire specified portion of the Special Award to which it relates if either (i) the Special Award qualifies as “performance-based compensation,” within the meaning of Treasury Regulation Section 1.409A-1(e), and the Special Award Deferral Election is made prior to the establishment of performance criteria for the Special Award and the date that is six months before the end of the performance period and in no event later than the date the Special Award has become readily ascertainable, or (ii) the Special Award is subject to a substantial risk of forfeiture at grant and the Special Award Deferral Election is made not more than thirty days following the date the Special Award is granted, provided that the Deferral Election is not made later than the date that is twelve months before the Special Award could cease to be subject to a substantial risk of forfeiture other than due to death, Disability or a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of EIX within the meaning of Treasury Regulation Section 1.409A-3(i)(5). If the preceding sentence does not apply, the Special Award Deferral Election shall apply to that portion of the related Special Award multiplied by the ratio of the number of days remaining in the applicable performance period (or the number of days remaining in the applicable service period if the Special Award is not a performance-based vesting award) after the election is submitted to the Administrator to the total number of days during that performance period (or that service period, as the case may be) that such Employee is employed by an Affiliate.
Notwithstanding the foregoing, either generally or as to a particular Special Award, the Administrator may, but need not, require that Special Award Deferral Elections be submitted to the Administrator prior to the beginning of the Plan Year in which such Special Award is given.
The Special Award remains subject to all applicable limitations as to the time or times during which it may become payable or the conditions for payment as provided in the terms and conditions of the Special Award. Once made, a Special Award Deferral Election (except as provided below and in Section 2.1(f); including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless (i) the Eligible Employee submits a new Special Award Deferral Election during a subsequent enrollment period changing the deferral amount or revoking the existing election, or (ii) the Participant is not an Eligible Employee on the last day of a subsequent enrollment period; provided that a Deferral Election made prior to December 1, 2012 shall not be given effect as to any Special Award to the extent that the Participant had the ability on or after December 1, 2012 to make a new Deferral Election as to that Special Award.
(f)    Evergreen Specified Date Payout Election. If a Deferral Election in effect with respect to one Plan Year (the first Plan Year) carries over and applies to the next Plan Year (the second Plan Year) pursuant to this Section 2.1, and the Participant’s Payment Election in effect with respect to the first Plan Year includes a specified date payout election, then:
(i) if the second Plan Year is a Plan Year before the 2019 Plan Year, one additional year will be added to the specified date when the Payment Election is applied to the second Plan Year; or
(ii) if the second Plan Year is the 2019 Plan Year or a subsequent Plan Year, then (x) an additional year will not be added to the specified date when the Payment Election is applied to the second Plan Year, and (y) if the specified date payout election in effect with respect to the first Plan Year is a date in the first or second Plan Year, the Participant shall be deemed to have made a Payment Election for the second Plan Year of a single lump sum upon the earliest of the Participant’s Payment Event, death, or Disability; provided, however, that
(iii) the Administrator, or its delegate, may prescribe a different payout rule that will be applied for the second Plan Year if such different rule is set forth in the form or instructions for the Payment Election for the second Plan Year.

2.2	Vesting
Amounts deferred under this Article 2 and any earnings thereon will be 100% vested at all times. Notwithstanding the foregoing, any Special Award deferred under Section 2.1(e) and any earnings thereon may be subject to vesting terms. Any such deferred Special Award shall fully vest upon the Participant’s Separation from Service if the Participant is entitled to receive benefits under the Severance Plan and has satisfied all conditions for such benefits.
ARTICLE 3
MATCHING CREDITS

3.1	Amount
Matching Credits in each calendar year (through and including Matching Credits for 2017 Salary and 2017 Bonus) will be added by the Employer to the Participant's Deferral Account under this Plan equal to (i) the lesser of the amount of Salary earned in the calendar year and deferred under the Plan or 6% of the Participant’s Matching Base for the calendar year, plus (ii) the lesser of one-

half of the amount of Bonus deferred under the Plan or 3% of the Bonus. Matching Credits added to the Participant’s Deferral Account shall be subject to the payment election provisions of Article 5 (and, for the avoidance of doubt, will become payable pursuant to the Deferral Election made or deemed made in the year prior to the calendar year the Matching Credits are added to the Participant’s Deferral Account).

3.2	Vesting
The Participant's Matching Credits and earnings thereon will vest (i) when the Participant has completed five Years of Service with an Affiliate, (ii) upon the Participant’s Disability while employed with an Affiliate, (iii) upon the Participant’s death while employed with an Affiliate, or (iv) upon the Participant’s Separation from Service if the Participant is entitled to benefits under the Severance Plan and has satisfied all conditions for such benefits. A Participant’s unvested Matching Credits and earnings thereon will terminate and be forfeited and the Participant will have no right thereto or in respect thereof on the first to occur of:
(a)    any Separation from Service of the Participant not listed in clauses (ii), (iii), or (iv) of the preceding sentence, or
(b)    as to any Matching Credits (and earnings thereon) with respect to Salary or Bonus deferred for any Plan Year after 2013, any specified payment date elected by the Participant as to the deferrals to which such Matching Credits (and earnings thereon) relate.
3.3    Cessation of Matching Credits
Effective January 1, 2018, the Matching Credits feature of the Plan will terminate, and no Matching Credits will be made to any Participant’s Deferral Account at any time thereafter (other than any amounts still to be credited as Matching Credits for 2017 Salary or 2017 Bonus). Matching Credits added to a Participant’s Deferral Account with respect to a calendar year prior to 2018 shall continue to be subject to applicable Plan provisions, including without limitation provisions pertaining to vesting, crediting of interest, and payment.
ARTICLE 4
DEFERRAL ACCOUNTS

4.1	Deferral Accounts
Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant with such subaccounts as the Administrator or its record keeper finds necessary or convenient in the administration of the Plan.

4.2	Timing of Credits
(a)    Salary, Bonus and Special Award Deferrals. The Administrator will credit to the Participant’s Deferral Account the Salary, Bonus and Special Award deferrals under Article 2 at the time such amounts would otherwise have been paid to the Participant but for the Deferral Election.

(b)    Matching Credits. Matching Credits under Article 3 will be credited (conditionally until vested) to the Deferral Account at the same time the related deferrals are credited to the Deferral Account.
(c)    Qualifying Awards. As of the first day immediately following the vesting or performance period of a Qualifying Award that the New York Stock Exchange is open for trading, or as of the ex-dividend date in the case of Dividend Equivalents, a Participant’s Deferral Account will be credited with the deferred amount.
(d)    Interest Crediting Dates. The Administrator will credit interest at the Crediting Rate to the Participant's Deferral Account on a daily basis, compounded annually.

4.3	Statement of Accounts
The Administrator will periodically either provide or make available to each Participant a statement setting forth the balance of the Deferral Account maintained for the Participant.
ARTICLE 5
PAYMENT ELECTIONS

5.1	Primary Payment Election for Deferral Periods Prior to 2019
(a)    As part of a Deferral Election for Deferral Periods prior to 2019, a Participant may make a Primary Payment Election specifying the payment schedule for each subaccount that will be created as a result of the Deferral Election. The choices available for a Primary Payment Election are as follows:
(i) Monthly installments for 60 to 180 months, as provided in the applicable Primary Payment Election form; or
(ii) A single lump sum; or
(iii) Two to fifteen installments paid annually, as provided in the applicable Primary Payment Election form; or
(iv) Any combination of the preceding three choices, as provided in the applicable Primary Payment Election form.
Payments under this Primary Payment Election may commence upon (i) the first day of a specified month and year that may be no later than the month and year in which the Participant attains age 75; (ii) the Participant’s Retirement; or (iii) the first day of the month that is a specified number of months following the Participant’s Retirement or the first day of a specified month a specified number of years following the calendar year in which Retirement occurs (provided that if the date otherwise determined pursuant to this clause (iii) is later than the month and year in which the Participant attains age 75, the date pursuant to this clause (iii) shall be the later of the Participant’s Retirement or the month and year in which the Participant attains age 75).

(b)    Subject to Section 5.5, lump sum payments or initial installment payments will be made within 90 days (60 days in the case of a payment triggered by a specified payment date) of the scheduled dates. Interest will be added to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment. Notwithstanding anything to the contrary in a Participant Deferral Election, payments from a Participant’s Deferral Account will be subject to the following earliest payment date rules: (i) no subaccount relating to a Bonus Deferral Election may be scheduled to commence payment or be paid until the first day of the fourth month in the Plan Year immediately following the Plan Year for which the Bonus was awarded (for example, April 1, 2014 as to a Bonus awarded for 2013); and (ii) no subaccount relating to a Qualifying Award Deferral Election or Special Award Deferral Election with respect to “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e) may be scheduled to commence payment or be paid until the first day of the fourth month in the Plan Year immediately following the Plan Year in which the corresponding performance period is scheduled to end. If the foregoing earliest payment date rules apply to any payment to be paid in installments, the first installment shall be paid on the applicable earliest payment date and subsequent installments shall be paid over the applicable installment period. The foregoing earliest payment date rules shall apply to payments under both Primary Payment Elections and Contingent Payment Elections. If the Participant’s delivery of a release would change the amount of his or her Plan benefit that is payable, and the period for the Participant to consider, execute and revoke such release spans two different Plan Years, and the 90- or 60-day period, as applicable, specified above for the payment of any benefit contingent on such release also spans those two Plan Years, payment of the portion of the benefit contingent upon such release (and earnings thereon) shall be made in the time period otherwise specified above but in the second of those two Plan Years.
If paid in installments, the installments will be paid in amounts that will amortize the Deferral Account or subaccount balance with interest credited at the Crediting Rate over the period of time benefits are to be paid. For purposes of calculating installments, the Deferral Account or subaccount will be valued as of the Valuation Date and subsequently as of December 31 each year with subsequent installments adjusted for the next calendar year according to procedures established by the Administrator. Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code. If paid in monthly installments, the installments may be paid in a single check each month or in more than one check for any given month, provided that in either such case the total amount of the monthly payment shall not change.
(c)    If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a single lump sum upon the Participant’s Retirement (or, if earlier, the Participant’s death or Disability).

5.1.1	Payment Election for Deferral Periods After 2018
(a)    As part of a Deferral Election for Deferral Periods after 2018, a Participant may elect, subject to the conditions set forth in this paragraph, that amounts deferred pursuant to such Deferral Election be paid upon: (i) January 1 of a specified year that may be no later than the year in which the Participant attains age 75; (ii) the Participant’s Payment Event; (iii) January 1 of the year following the Payment Event; or (iv) January 1 of the fifth year following the Payment Event. If a Participant dies or, while employed by an Affiliate, becomes Disabled before payments have commenced, then payment shall be made in a lump sum upon (or within 90 days following) the Participant’s death or Disability. If a Participant dies or, while employed by an Affiliate, becomes Disabled after payments have commenced but before all payments have been completed, then all of the Participant’s remaining benefits shall be paid in a lump sum upon (or within 90 days following) the Participant’s death or Disability. If a Participant elects payment to commence pursuant to clause (iii) or clause (iv) above, the Payment Event occurs, and the date otherwise determined pursuant to clause (iii) or clause (iv), as applicable under the Deferral Election, would be later than the month and year in which the Participant attains age 75, then the commencement date shall instead be the later of the Participant’s Payment Event or the month and year in which the Participant attains age 75.
Unless otherwise provided by the Administrator, or its delegate, in the applicable Deferral Election form, the choices available for a Payment Election are a single lump sum or five, ten or fifteen installments paid annually.
(b)     The provisions in Section 5.1(b) also apply to this Section 5.1.1.
(c)    If no Payment Election has been made, the Payment Election shall be deemed to be a single lump sum upon the earliest of the Participant’s Payment Event, death, or Disability.
(d)    Notwithstanding anything to the contrary in this Section 5.1.1, the Administrator, or its delegate, may prescribe rules in the form or instructions for any Payment Election that are different than the rules set forth in this Section 5.1.1 as to the benefits covered by such Payment Election, including expanding or limiting the forms of payment and payment commencement dates available for the Payment Election and prescribing different payment rules for death and Disability.

5.2	Contingent Payment Election for Deferral Periods Prior to 2019
As part of a Deferral Election for Deferral Periods prior to 2019, a Participant may make a Contingent Payment Election for each of the Contingent Events of (1) the Participant’s death while employed by an Affiliate, (2) the Participant’s Disability while employed by an Affiliate, and (3) Termination of Employment, for each subaccount that will be created as a result of the Deferral Election, which Contingent Payment Election will take effect upon the first Contingent Event, if any, that occurs before the Participant’s Retirement (if the Participant specified a payment schedule determined by reference to Retirement in Section 5.1) or the first day of a specified month and year elected by the Participant pursuant to Section 5.1. The choices available for the Contingent Payment Election are those specified in Section 5.1 except that the references to Retirement shall instead refer to the applicable Contingent Event.
If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement (if the Participant specified a payment schedule determined by reference to Retirement in Section 5.1) or the first day of a specified month and year elected by the Participant pursuant to Section 5.1, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement,” or with a payment date determined by reference to “Retirement,” will be paid, commence, or have payment determined by a reference to, the first day of the month following the month in which the Contingent Event occurs. If the Participant has made neither a Contingent

Payment Election nor a Primary Payment Election and a Contingent Event occurs prior to Retirement, the Payment Election shall be deemed to be a single lump sum upon the Participant’s Contingent Event, subject to the earliest payment date rules in Section 5.1.

5.3	Changes to Payment Elections
Participants may change a Payment Election, including a deemed Payment Election, after the period allowed for the initial Deferral Election by submitting a new written Payment Election to the Administrator in the manner prescribed by the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election; (2) the new Payment Election must defer a lump sum payment or commencement of installment payments for a period of at least five years from the date that the lump sum would have been paid or installment payments would have commenced under the prior Payment Election; and (3) the election shall not be effective until twelve months after it is submitted to the Administrator. If at the time a new Payment Election is submitted, the Administrator determines that imposition of the five-year delay would require that a Participant’s payments begin after he or she has attained age 75, then the Participant will not be permitted to make a new Payment Election. After 2018, a Participant will only be given one opportunity per Deferral Account to change the Payment Election for that Deferral Account, and the payment schedules available for such new Payment Election are those specified in Section 5.1.1 that are available for new Payment Elections at the time the new Payment Election is made, subject to the conditions specified in this paragraph.

5.4	Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion and as determined by it in writing, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.

5.5	Six-Month Delay in Payment for Specified Employees
Notwithstanding anything herein to the contrary, in the event that a Participant who is a Specified Employee is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment payments, as the case may be, may not be scheduled to occur or occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death.

5.6	Conflict of Interest Exception, Etc.
Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay benefits in a single lump sum if permitted under Treasury Regulation Section 1.409A-3(j)(4)(iii). In addition, the Administrator may, in its sole discretion, accelerate the payment of benefits if and to the extent permitted under any of the other exceptions specified in Treasury Regulation Section 1.409A-3(j)(4) to the general rule in Section 409A of the Code prohibiting accelerated payments, provided that the terms of Section 5.4 of the Plan shall govern whether benefits will be paid in a single lump sum pursuant to the small benefit exception contained in Treasury Regulation Section 1.409A-3(j)(4)(v).
ARTICLE 6
SURVIVOR BENEFITS

6.1	Payment
Following the Participant’s death, payment of the Participant’s Deferral Account will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 5.

6.2	Special Increase
This Section 6.2 applies as to any Participant who was first an Eligible Employee under this Plan on or before December 31, 2008. If any such Participant’s death occurs within the first 10 years following the date on which he or she first became an Eligible Employee, the balance existing on the date of the Participant’s death shall be doubled, excluding the portion of the balance derived from deferrals and earnings thereon of Qualifying Awards and of Special Awards unless the Special Award specifies such doubling. The doubled balance will be paid out according to the payment schedule elected or deemed elected according to Article 5. For the avoidance of doubt, the death benefit provided in this Section 6.2 is intended as a separate plan within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(c).
ARTICLE 7
BENEFICIARY DESIGNATION
The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is submitted to the Administrator during the Participant's lifetime in accordance with procedures established by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant's estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be paid to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 8
CONDITIONS RELATED TO BENEFITS

8.1	Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.

8.2	Unforeseeable Emergency Distribution
A Participant may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator (or its delegate) will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator (or its delegate) may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency. If a distribution is to be made to a Participant on account of an Unforeseeable Emergency, the Participant may not make deferrals under the Plan until one entire Plan Year following the Plan Year in which a distribution based on an Unforeseeable Emergency was made has elapsed.

8.3	No Right to Assets
A Participant’s benefits paid under the Plan will be paid from the general funds of the Participant’s Employer, and the Participant and any Beneficiary will be no more than unsecured general creditors of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Plan benefits are available to Eligible Employees of EIX and its participating Affiliates. Amounts of compensation deferred by Participants pursuant to this Plan accrue as liabilities of the Employer under the terms and conditions set forth herein. By electing to defer compensation under the Plan, Participants consent to EIX sponsorship of the Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating Affiliates. Each Affiliate is responsible for payment of the accrued benefits under the Plan with respect to its own Eligible Employees subject to the terms and conditions set forth herein. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 8.3, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 8.3 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of compensation that would otherwise be paid by the Affiliate but which has been deferred and is or becomes a Plan benefit obligation of EIX or other Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Affiliate to EIX of relevant benefits accrued through the date of EIX’s election with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Affiliate to EIX beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Affiliate to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis.

8.4	Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.

8.5	Constructive Receipt
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have failed to comply with Section 409A and must be recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 8.5 will be binding and conclusive.

8.6	Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.

8.7	Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 9
PLAN ADMINISTRATION

9.1	Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator will interpret and construe the Plan and the prior version of the Plan to comply with Section 409A of the Code. All decisions of the Administrator will be final and binding.

9.2	Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 10
AMENDMENT OR TERMINATION OF PLAN

10.1	Amendment of Plan
Subject to the terms of Section 10.3, EIX may at any time amend the Plan in whole or in part, provided, however, that the amendment (i) will not decrease the balance of the Participant's Deferral Account at the time of the amendment and (ii) will not retroactively decrease the applicable Crediting Rates of the Plan prior to the time of the amendment. EIX may amend the Crediting Rates of the Plan prospectively, in which case the Administrator will notify the Participant of the amendment in writing within 30 days after the amendment.

10.2	Termination of Plan
Subject to the terms of Section 10.3, EIX may at any time terminate the Plan. If EIX terminates the Plan, distributions to the Participants or their Beneficiaries shall be made on the dates on which the Participants or Beneficiaries would receive benefits hereunder without regard to the termination of the Plan except that payments may be made upon termination of the Plan if the requirements for accelerated payment under Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) are satisfied.

10.3	Amendment or Termination after Change in Control
Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control and will not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of the two year period following a Change in Control.

10.4	Exercise of Power to Amend or Terminate
EIX’s power to amend or terminate the Plan will be exercisable by the Compensation and Executive Personnel Committee of the EIX Board of Directors.
ARTICLE 11
CLAIMS AND REVIEW PROCEDURES

11.1	Claims Procedure for Claims Other Than for Vesting due to Disability
(a)    Except for claims due to Disability, the Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the

Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

11.2	Claims Procedure for Claims due to Disability
(a)    For purposes of Section 11.1, this Section 11.2 and Section 11.3, a claim shall not be considered to be due to Disability if the existence of the Participant’s Disability is determined by reference to whether the Participant is eligible for benefits under his or her Employer’s long-term disability plan applicable to the Participant, as determined by the Employer. A claim due to Disability will be approved or denied by the Administrator or its delegate, as it deems appropriate in its discretion, based on its interpretation of the Plan, medical evidence, and the analysis and conclusions of a physician selected by the Administrator or its delegate. Within a reasonable period of time, but not later than 45 days after receipt of a claim due to Disability, the Administrator or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. Except as contemplated by this Section 11.2, in no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information. Furthermore, in the event that a period of time is extended as permitted due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(b)    In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 11.2(c) below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (viii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan.
(c)    Any good-faith determination by the Administrator or its delegate will be final and binding on the Plan and the claimant unless appealed in accordance with this Section 11.2(c). Within 180 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or the claimant’s duly authorized representative, upon written application to the Administrator, may request that the Plan fully and fairly review the adverse benefit determination (also sometimes referred to herein as an “appeal”). Upon request and free of charge, the claimant pursuing an appeal shall have reasonable access to, and be provided copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The review: (i) shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously submitted or considered in the initial adverse benefit determination; (ii) shall not afford deference to the initial adverse benefit determination; (iii) shall be conducted, at the direction of the Administrator, by an appropriate fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the review, nor the subordinate of such individual; (iv) shall identify medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (v) where based in whole or in part on medical evidence or medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, shall include consultation with a physician, with appropriate training and experience in the field of medicine involved in the medical judgment, who was neither consulted in connection with the initial adverse benefit determination, nor the subordinate of any such professional.
The appeal will then be approved or denied by the Administrator or its delegate, as it deems appropriate, based on its interpretation of the Plan in light of the medical evidence.
Before an adverse benefit determination on review of a claim due to Disability is issued, the claimant shall be provided, free of charge, with any new or additional evidence considered, relied upon, or generated by the Administrator or its delegate making the benefit determination (or at the direction of the Administrator) in connection with the claim; such evidence will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
Also before an adverse benefit determination on review based on a new or additional rationale is issued, the claimant shall be provided, free of charge, the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
A final benefit determination will be made by the Administrator or its delegate, and the Administrator or its delegate shall provide the claimant with written or electronic notification of the final benefit determination within a reasonable period of time, but no later than 45 days immediately following receipt of claimant’s request for review, unless special circumstances require a further extension of time for processing the claim, which extension may be up to an additional 45 days. If such an extension of time for review is required because of special circumstances, the Administrator or its delegate shall provide the claimant with a written notice of the extension prior to the commencement of the extension. The notice shall describe the special circumstances requiring the extension and the date as of which the final benefit determination shall be made. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the case of an adverse final benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant and in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse final benefit determination; (ii) reference to the specific Plan provisions on which the adverse final benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and mandatory arbitration in accordance with Section 11.3 below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan; and (viii) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

As described above, there shall be only one level of review of an adverse benefit determination, followed by mandatory arbitration under Section 11.3, before a claimant may bring a civil action pursuant to Section 502 of ERISA.

11.3	Dispute Arbitration
(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 11.3 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 11.1. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 11.1 is a mandatory prerequisite for binding arbitration under this Section 11.3. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 11.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.
(b)    After a claimant has exhausted the claim and review procedures set forth in Section 11.1, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 11.3.
Any arbitration under this Section 11.3 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 11.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change in Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 11.3, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.

(c)    Notwithstanding any contrary provisions of this Section 11.3, if the claim is due to Disability, the following rules apply: (1) arbitration under this Section 11.3 shall be the mandatory second level of appeal following the exhaustion by the claimant of the claim and review procedures set forth in Section 11.2, and such exhaustion is a mandatory prerequisite for arbitration under this Section 11.3—any arbitration or civil action brought with respect to a claim due to Disability prior to the exhaustion of the claim and review procedures set forth in Section 11.2 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted; (2) arbitration of a claim due to Disability under this Section 11.3 shall not be binding, and the claimant shall not be precluded from challenging the decision of the Arbitrator in a civil action brought pursuant to Section 502(a) of ERISA; and (3) except as specifically set forth in this Section 11.3(c), if the claim is due to Disability, the arbitration shall be conducted as set forth in Section 11.3(b).
ARTICLE 12
MISCELLANEOUS

12.1	Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.

12.2	Trust
The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, the Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer’s share of the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

12.3	Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue in employment with the Employer or any other Affiliate.

12.4	Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.5	Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

12.6	Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.7	Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

12.8	Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

12.9	Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

12.10	ERISA Plan
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.

12.11	Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has amended this Plan on the 22nd day of August, 2018.
EDISON INTERNATIONAL

/s/ Jacqueline Trapp
Jacqueline Trapp
Senior Vice President, Human Resources